IDEXX Laboratories Announces Second Quarter Results

WESTBROOK, Maine, July 23, 2013 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported that revenues for the second quarter of 2013 increased 5.0% to $352.6 million, from $335.6 million for the second quarter of 2012. Organic revenue growth[1] was 5.5% versus the prior year period. Earnings per diluted share ("EPS") for the quarter ended June 30, 2013 increased 9% to $0.99, compared to $0.91 for the same period in the prior year.

(Logo: http://photos.prnewswire.com/prnh/20110602/NE13041LOGO)

"I am pleased with the Companion Animal Group acceleration in sequential quarter organic revenue growth from 3.6% in the first quarter to 6.8% in the second quarter, reflecting strong growth in instrument consumables and reference lab services," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "Our confidence in a projected 10% organic revenue growth in the second half of the year comes from a favorable compare to the second half of 2012, the impact of increased sales capacity for digital and customer information management systems sales, the growing adoption of VetConnect® PLUS with its unique patient-centric approach to diagnostic information and our transformation of the North American diagnostic sales organization."

"We are ahead of plan with our sales force transformation for companion animal diagnostics in North America, which makes up approximately 50% of our revenue. Twenty percent of our sales representatives in North America transitioned to their new customer-centric role as Veterinary Diagnostic Consultants during the second quarter. These representatives demonstrated their ability, in the third month after their role change, to increase the number of customer calls on average by almost 60% per representative as a result of this new territory model, and achieved sales performance equivalent to the old model even though they were new to their roles. Currently, we are also ahead of plan in hiring experienced professionals to expand our field presence, increasing our North American diagnostic field force by 14% in the past three months. Training has recently been completed for new representatives as well as the second (and final) wave of existing field representatives and they are now fully in their new roles," commented Ayers.

"We have now activated VetConnect PLUS, our innovative cloud-based service that provides the most recent diagnostic results in the context of a patient's complete diagnostic history, in 8,500 practices in North America, including several hundred in Canada subsequent to its launch in this important country on July 1st," Ayers added. "We are also on track to continue to expand VetConnect PLUS internationally, with expected launches in the United Kingdom and Australia by early 2014."

"There are several exciting new developments in our Rapid Assay product line, most notably our new SNAP Pro™ mobile device. This new offering automates the SNAP® test as well as pushes results automatically to VetConnect PLUS, resulting in improved staff efficiency and customer savings. The unique diagnostic information provided by our widely-used SNAP tests via SNAP Pro will expand the comprehensive nature of the patient's diagnostic history in VetConnect PLUS and allow for easy sharing of client-friendly electronic summaries of SNAP test results. We will begin taking orders for SNAP Pro in the fourth quarter of 2013 with delivery expected early in the first quarter of 2014," commented Ayers.

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the second quarter of 2013 were $295.8 million compared to $278.3 million for the second quarter of 2012. Organic revenue growth of 6.8% versus the prior year period was due primarily to an increase in sales volumes and net sales prices in our reference laboratories and to higher sales of consumables used with our Catalyst Dx® instrument. Higher sales volumes were driven by the acquisition of new customers and increased testing volumes from existing customers. Changes in foreign currency exchange rates reduced revenue growth by 0.9%, which was partly offset by revenue from acquisitions.

Water. Water revenues for the second quarter of 2013 were $22.4 million compared to $22.0 million for the second quarter of 2012. Organic revenue growth of 2.3% resulted from higher average unit sales prices due primarily to higher relative sales of our Colilert® product and accessories in geographies where these products are sold at higher prices. Changes in foreign currency exchange rates reduced revenue growth by 0.5%.

Livestock, Poultry and Dairy. Livestock, Poultry and Dairy ("LPD") revenues for the second quarter of 2013 were $28.3 million compared to $28.6 million for the second quarter of 2012. The 0.9% decline in organic revenue versus the prior year period resulted from lower sales volumes of certain bovine tests resulting from changes in Bovine Spongiform Encephalopathy ("BSE") testing requirements in the European Union and lower testing levels from certain government programs. This unfavorable factor was partly offset by higher sales volumes of Dairy SNAP® tests used for the detection of antibiotic residues in milk and as well as certain poultry tests. Changes in foreign currency exchange rates did not have a significant impact on reported revenue.

Additional Operating Results for the Second Quarter

Gross profit for the second quarter of 2013 increased $13.0 million, or 7.0%, to $197.7 million from $184.7 million for the second quarter of 2012. As a percentage of total revenue, gross profit increased slightly to 56.1% from 55.0% in the prior year period. The increase in the gross profit percentage was due primarily to efficiencies realized throughout our reference laboratory operations and as well as price increases in our reference laboratories and, to a lesser extent, for consumables used with our VetLab® instruments. These favorable factors were partly offset by the unfavorable impact of currency as hedging losses more than offset the net favorable impact of changes in foreign currency exchange rates.

Selling, general and administrative ("SG&A") expense for the second quarter of 2013 was $96.8 million, or 27.4% of revenue, compared to $88.8 million, or 26.5% of revenue, for the second quarter of 2012. The increase in SG&A expense was due primarily to increased personnel-related costs. Research and development ("R&D") expense for the second quarter of 2013 was $22.2 million, or 6.3% of revenue, compared to $20.1 million, or 6.0% of revenue for the second quarter of 2012. The increase in R&D expense resulted primarily from higher consulting and external development costs and increased personnel-related costs.

Income from operations for the second quarter of 2013 increased 3.9% to $78.8 million, or 22.3% of revenue, compared to $75.8 million, or 22.6% of revenue, for same period of the prior year.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and six months ended June 30, 2013.

Outlook for 2013

The Company provides the following updated guidance for the full year of 2013. The guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at our current assumptions of the euro at $1.30, the British pound at $1.52, the Canadian dollar at $0.96, the Australian dollar at $0.93 and the Japanese Yen at ¥ 99 to the U.S. dollar for the balance of 2013. Based on these assumptions, a 1% strengthening of the U.S. dollar would decrease revenue by approximately $5 million and operating profit by approximately $0.8 million on an annual basis. Fluctuations in foreign currency exchange rates from current assumptions could have a significant positive or negative impact on our actual results of operations for 2013.

  Revenues for the full year are expected to be $1.37 billion to $1.38 billion reflecting expected full year organic revenue growth of 7.0% to 7.5%, down from previous guidance of 7.5% to 8.0% due to organic revenue growth in the second quarter and an anticipated reduction in capital equipment sales relative to previous expectations.  Reported revenue growth is projected at 6.0% to 6.5% which is down from our previous guidance of 7.0% to 7.5% due to the reduction in expected full year organic revenue growth and unfavorable changes in foreign currency exchange rates.
  EPS for the full year are expected to be $3.42 to $3.48 compared to our previous guidance of $3.40 to $3.46.  The increase in EPS from previous guidance is due to revised share count estimates reflecting our latest assumptions on share repurchase.
  Free cash flow for the full year is expected to be approximately 95% to 100% of net income compared to our previous guidance of 100% to 105% of net income due to higher anticipated capital expenditures.
  Capital expenditures are expected to be approximately $90 million.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (Eastern) to discuss its second quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0228 or 1-800-230-1766 and reference confirmation code 297861. An audio replay will be available through July 30, 2013 by dialing 1-320-365-3844 and referencing replay code 297861.

The call will also be available via live or archived webcast on the IDEXX Laboratories' web site at http://www.idexx.com.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,400 people and offers products to customers in over 175 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture of in-clinic instruments;the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of a change in the status of one of the Company's distributors on the Company's results of operations;the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience and small scale in the human point-of-care market; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the impact of any class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives and other risks and uncertainties, including those detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company's results to differ materially from those expressed or suggested in any forward-looking statement. Readers are advised to review the Company's filings with the Securities and Exchange Commission (which are available from the SEC's EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company's website at www.idexx.com.

[1] Organic revenue is not a measure defined by generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as a non-GAAP measure. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to our peers. Organic revenue growth for the second quarter of 2013 excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 0.8% and revenue from business acquisitions, which contributed 0.3% to revenue growth. See the Supplementary Analysis of Results below for a reconciliation of reported revenue growth to organic revenue growth.

Contact: Ed Garber, Director – Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2013	2012	2013	2012
Revenue:	Revenue	$ 352,583	$ 335,649	$ 684,688	$ 658,325
Expenses and
Income:	Cost of revenue	154,885	150,960	303,018	298,862
	Gross profit	197,698	184,689	381,670	359,463
	Sales and marketing	57,896	54,539	117,294	112,171
	General and administrative	38,858	34,275	80,488	70,453
	Research and development	22,181	20,058	43,939	40,615
	Income from operations	78,763	75,817	139,949	136,224
	Interest expense, net	(735)	(446)	(1,125)	(1,203)
	Income before provision for income taxes	78,028	75,371	138,824	135,021
	Provision for income taxes	24,029	24,051	39,959	42,967
Net Income:	Net income	53,999	51,320	98,865	92,054
	Less: Noncontrolling interest in subsidiary's
	earnings (losses)	4	3	11	(6)
	Net income attributable to stockholders	$ 53,995	$ 51,317	$ 98,854	$ 92,060
	Earnings per share: Basic	$ 1.01	$ 0.93	$ 1.83	$ 1.67
	Earnings per share: Diluted	$ 0.99	$ 0.91	$ 1.80	$ 1.63
	Shares outstanding: Basic	53,670	55,079	54,125	55,143
	Shares outstanding: Diluted	54,386	56,211	54,955	56,345

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2013	2012	2013	2012
Operating	Gross profit	56.1%	55.0%	55.7%	54.6%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.4%	26.5%	28.9%	27.7%
revenue):	Research and development expense	6.3%	6.0%	6.4%	6.2%
	Income from operations(1)	22.3%	22.6%	20.4%	20.7%

International	International revenue (in thousands)	$ 147,233	$ 135,950	$ 282,764	$ 268,234
Revenue:	International revenue as percentage of
	total revenue	41.8%	40.5%	41.3%	40.7%

(1)Amounts presented may not sum due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		June 30,	Percent of	June 30,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 295,834		$ 278,294
	Water	22,384		21,983
	LPD	28,278		28,601
	Other	6,087		6,771
	Total	$ 352,583		$ 335,649

Gross Profit:	CAG	$ 161,704	54.7%	$ 147,908	53.1%
	Water	15,044	67.2%	14,794	67.3%
	LPD	15,254	53.9%	17,246	60.3%
	Other	3,069	50.4%	3,000	44.3%
	Unallocated Amounts	2,627	N/A	1,741	N/A
	Total	$ 197,698	56.1%	$ 184,689	55.0%

Income from
Operations:	CAG	$ 63,358	21.4%	$ 59,768	21.5%
	Water	9,913	44.3%	10,196	46.4%
	LPD	3,215	11.4%	5,673	19.8%
	Other	841	13.8%	387	5.7%
	Unallocated Amounts	1,436	N/A	(207)	N/A
	Total	$ 78,763	22.3%	$ 75,817	22.6%

		Six Months Ended		Six Months Ended
		June 30,	Percent of	June 30,	Percent of
		2013	Revenue	2012	Revenue
Revenue:	CAG	$ 572,774		$ 546,367
	Water	43,050		41,565
	LPD	56,317		57,717
	Other	12,547		12,676
	Total	$ 684,688		$ 658,325

Gross Profit:	CAG	$ 311,942	54.5%	$ 287,309	52.6%
	Water	28,538	66.3%	27,761	66.8%
	LPD	31,130	55.3%	35,169	60.9%
	Other	6,257	49.9%	5,576	44.0%
	Unallocated Amounts	3,803	N/A	3,648	N/A
	Total	$ 381,670	55.7%	$ 359,463	54.6%

Income from
Operations:	CAG	$ 114,666	20.0%	$ 106,686	19.5%
	Water	18,268	42.4%	18,491	44.5%
	LPD	8,051	14.3%	11,690	20.3%
	Other	1,276	10.2%	174	1.4%
	Unallocated Amounts	(2,312)	N/A	(817)	N/A
	Total	$ 139,949	20.4%	$ 136,224	20.7%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

CAG	$295,834	$278,294	$17,540	6.3%	(0.9%)	0.4%	6.8%
Water	22,384	21,983	401	1.8%	(0.5%)	-	2.3%
LPD	28,278	28,601	(323)	(1.1%)	(0.2%)	-	(0.9%)
Other	6,087	6,771	(684)	(10.1%)	0.1%	-	(10.2%)
Total	$352,583	$335,649	$16,934	5.0%	(0.8%)	0.3%	5.5%

Net CAG Revenue	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

VetLab® instruments	$20,725	$23,273	$(2,548)	(10.9%)	(0.7%)	-	(10.2%)
VetLab® consumables	78,470	68,863	9,607	14.0%	(0.9%)	-	14.9%
VetLab® service and accessories	12,842	12,107	735	6.1%	(2.9%)	-	9.0%
Rapid assay products	46,057	45,577	480	1.1%	(0.8%)	-	1.9%
Reference laboratory diagnostic and consulting services	115,917	106,385	9,532	9.0%	(0.8%)	0.3%	9.5%
Customer information management and digital imaging systems	21,823	22,089	(266)	(1.2%)	(0.1%)	3.4%	(4.5%)
Net CAG revenue	$295,834	$278,294	$17,540	6.3%	(0.9%)	0.4%	6.8%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended June 30, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended June 30, 2013.

(2) The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the three months ended June 30, 2013 compared to the three months ended June 30, 2012 attributed to acquisitions subsequent to March 31, 2012.

(3) Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the three months ended June 30, 2013 compared to the three months ended June 30, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Net Revenue	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

CAG	$572,774	$546,367	$26,407	4.8%	(0.8%)	0.3%	5.3%
Water	43,050	41,565	1,485	3.6%	(0.5%)	-	4.1%
LPD	56,317	57,717	(1,400)	(2.4%)	(0.3%)	-	(2.1%)
Other	12,547	12,676	(129)	(1.0%)	-	-	(1.0%)
Total	$684,688	$658,325	$26,363	4.0%	(0.7%)	0.3%	4.4%

Net CAG Revenue	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Organic Revenue Growth (3)

VetLab® instruments	$36,537	$43,823	$(7,286)	(16.6%)	(0.8%)	-	(15.8%)
VetLab® consumables	153,992	138,695	15,297	11.0%	(0.8%)	-	11.8%
VetLab® service and accessories	25,178	23,722	1,456	6.1%	(2.9%)	-	9.0%
Rapid assay products	90,140	89,241	899	1.0%	(0.8%)	-	1.8%
Reference laboratory diagnostic and consulting services	223,566	208,247	15,319	7.4%	(0.6%)	0.2%	7.8%
Customer information management and digital imaging systems	43,361	42,639	722	1.7%	(0.1%)	3.2%	(1.4%)
Net CAG revenue	$572,774	$546,367	$26,407	4.8%	(0.8%)	0.3%	5.3%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the six months ended June 30, 2013 and the same period of the prior year applied to foreign currency denominated revenues for the six months ended June 30, 2013.

(2) The percentage change from acquisitions is a non-GAAP measure. It represents the percentage change in revenue during the six months ended June 30, 2013 compared to the six months ended June 30, 2012 attributed to acquisitions subsequent to December 31, 2011.

(3) Organic revenue growth is a non-GAAP measure and represents the percentage change in revenue during the six months ended June 30, 2013 compared to the six months ended June 30, 2012 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					June 30,	December 31,
					2013	2012
Assets:		Current Assets:
		Cash and cash equivalents			$ 251,013	$ 223,986
		Accounts receivable, net			159,119	138,324
		Inventories			140,938	140,946
		Other current assets			63,832	66,281
		Total current assets			614,902	569,537
		Property and equipment, net			266,494	245,177
		Other long-term assets, net			282,675	288,888
		Total assets			$ 1,164,071	$ 1,103,602
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 37,584	$ 35,288
		Accrued liabilities			123,470	137,746
		Debt			368,637	213,107
		Deferred revenue			21,980	20,192
		Total current liabilities			551,671	406,333
		Long-term debt, net of current portion			884	1,394
		Other long-term liabilities			61,925	59,618
		Total long-term liabilities			62,809	61,012

	Total stockholders' equity				549,546	636,223
	Noncontrolling interest				45	34
	Total equity				549,591	636,257
	Total liabilities and stockholders' equity				$ 1,164,071	$ 1,103,602

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		June 30,	March 31,	December 31,	September 30,	June 30,
		2013	2013	2012	2012	2012
Selected
Balance Sheet	Days sales outstanding (1)	41.2	40.8	39.9	41.7	41.9
Information:	Inventory turns (2)	1.7	1.7	1.8	1.7	1.8

(1)  Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Six Months Ended
		June 30,	June 30,
		2013	2012
Operating:	Cash Flows from Operating Activities:
	Net income	$ 98,865	$ 92,054
	Non-cash charges	35,149	32,458
	Changes in assets and liabilities	(28,182)	(39,766)
	Tax benefit from share-based compensation arrangements	(5,830)	(5,946)
	Net cash provided by operating activities	100,002	78,800
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(43,699)	(24,301)
	Proceeds from disposition of pharmaceutical product lines	3,500	3,000
	Proceeds from sale of property and equipment	-	45
	Acquisition of intangible assets	(659)	(900)
	Net cash used by investing activities	(40,858)	(22,156)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	155,500	1,000
	Payment of notes payable	(480)	(452)
	Repurchases of common stock	(206,335)	(55,006)
	Proceeds from the exercise of stock options and employee stock purchase plans	16,420	10,247
	Tax benefit from share-based compensation arrangements	5,830	5,946
	Net cash used by financing activities	(29,065)	(38,265)
	Net effect of changes in exchange rates on cash	(3,052)	(461)
	Net increase in cash and cash equivalents	27,027	17,918
	Cash and cash equivalents, beginning of period	223,986	183,895
	Cash and cash equivalents, end of period	$ 251,013	$ 201,813

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow(1)
Amounts in thousands (Unaudited)
		Six Months Ended
		June 30,	June 30,
		2013	2012
Free Cash
Flow:	Net cash provided by operating activities	$ 100,002	$ 78,800
	Royalty prepayment to obtain exclusive patent rights	-	6,250
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	5,830	5,946
	Purchases of property and equipment	(43,699)	(24,301)
	Free cash flow	$ 62,133	$ 66,695

(1) Free cash flow is a non-GAAP measure. We calculate free cash flow as cash generated from operations, excluding our royalty prepayment in the first quarter of 2012, and tax benefits attributable to share-based compensation arrangements, reduced by our investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Share repurchases during the period	1,652	320	2,384	703
Average price paid per share	$ 86.37	$ 85.82	$ 88.33	$ 84.52

Shares remaining under repurchase authorization as of June 30, 2013 totaled 4,575,960.

Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.